Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of November 16, 2023 (the “Effective Date”), is entered into by and among Barington Companies Equity Partners, L.P., a Delaware limited partnership, Barington Capital Group, L.P., a Delaware limited partnership, Barington Companies Management, LLC, a Delaware limited liability company, and James A. Mitarotonda (each, a “Barington Party,” and together, the “Barington Parties”), and Hanesbrands Inc., a Maryland corporation (the “Company”).

WHEREAS, the Company and the Barington Parties desire to enter into an agreement regarding the composition of the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Barington Parties and the Company agree as follows:

1. Board of Directors.

(a) New Director. As soon as reasonably practicable following the execution of this Agreement, the Board and all applicable committees thereof shall take (or shall have taken) such actions to appoint John Mehas (the “New Director”) as a member of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). The Company’s slate of nominees for the election of directors at the 2024 Annual Meeting shall include the New Director as a nominee. The Company will recommend that the Company’s stockholders vote in favor of the election of the New Director at the 2024 Annual Meeting and will support the New Director for election in a manner consistent with its support for the other nominees of the Company.

(b) New Director Agreements, Arrangements and Understandings. Each of the Barington Parties represents, warrants, and agrees that neither it nor any of its Affiliates (i) has paid or will pay any compensation to the New Director in connection with the New Director’s service on the Board or (ii) has or will have any agreement, arrangement or understanding, written or oral, with the New Director regarding the New Director’s service on the Board.

(c) Company Policies. The parties acknowledge that the New Director will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. In accordance with the Board’s customary governance processes, the Board will give the New Director the same due consideration for Board committee membership as any other non-management director with similar expertise and qualifications. The New Director shall not disclose to any Barington Party or any of their Affiliates or any other person or entity not affiliated with the Company any confidential information of the Company, and each Barington Party shall not, and shall cause their respective Affiliates not to, seek to obtain confidential information of the Company from the New Director. Each of the Barington Parties agrees that the New Director may not share any information with the Barington Parties in respect of the Company which he learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s prior consent.

(d) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement by any Barington Party or any of their Affiliates, as applicable, upon five business days’ written notice by the Company to the Barington Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of such notice period.

(e) Irrevocable Letter of Resignation. Concurrently with the New Director’s appointment to the Board and as a condition to the Company’s obligations under this Agreement, the New Director will execute and deliver an irrevocable letter of resignation in the form attached hereto as Exhibit B.

2. Cooperation.

(a) Non-Disparagement. Each of the Barington Parties and the Company agrees that, during the Cooperation Period, the Company and each Barington Party shall refrain from making, and shall cause its respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Barington Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Barington Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder.

(b) Voting. During the Cooperation Period, each Barington Party will cause all of the Common Stock that such Barington Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at the 2024 Annual Meeting or, if applicable, any other meeting or action by written consent of stockholders solicited by the Company or any Third Party during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the Barington Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction; and provided further, that in the event that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both recommend otherwise with respect to any proposal or other business (other than regarding the election or removal of directors), the Barington Parties and their Affiliates shall be permitted to vote, or deliver, revoke or withhold consents, in accordance with any such recommendations by ISS and Glass Lewis.

(c) Standstill. During the Cooperation Period, each Barington Party will not, and will cause its and their Affiliates and its and their respective Representatives acting on their behalf (collectively with the Barington Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent or authorization of the Company or the Board:

(i) (A) acquire, offer or propose to acquire, solicit an offer to acquire, or agree to acquire, by purchase or otherwise, alone or in concert with any Third Party, (x) any Voting Securities, (y) any other direct or indirect interest in any securities of the Company or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of the Company, or (z) any contracts or rights in any way related to the acquisition or price of securities or interests of the Company (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise), in each case, if such acquisition, offer, agreement or transaction would result in the Barington Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 5.0%, of the Common Stock outstanding at such time; (B) acquire, offer or propose to acquire, solicit an offer to acquire, or agree to acquire, by purchase or otherwise, alone or in concert with any Third Party, any material indebtedness of the Company; (C) sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer, either voluntarily or involuntarily (by the operation of law or otherwise), or enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise) (“Transfer”) to a Designated Person (x) any Voting Securities, (y) any other direct or indirect interest in any securities of the Company or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of the Company, or (z) any contracts or rights in any way related to the acquisition or price of securities or interests of the Company; or (D) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or encourage any Third Party to effect or seek, offer or propose to effect or participate in an Extraordinary Transaction (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company, or from directing any unsolicited contact from a Third Party which may contemplate such an Extraordinary Transaction to representatives of the Board);

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act or seek to act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries pursuant to the laws of the State of Maryland or any other statutory or regulatory provisions providing for stockholder access to books and records, except, for the avoidance of doubt, in connection with any matter as to which any litigation, arbitration or other proceeding would be permitted pursuant to Section 2(c)(xi);

(iv) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of proxies or consents or seek to advise or influence in any manner whatsoever any person with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) (A) make any public proposal concerning the Company or aimed at influencing the management or direction of the Company, including, without limitation, any change in the number or identity of directors of the Company or the filling of any vacancies or newly created directorships on the Board other than as provided under Section 1 of this Agreement, any change in the capitalization, capital allocation policy or dividend policy of the Company, any other change to the Board or the Company’s management, or corporate or governance structure or policy, any waiver, amendment or modification to the Charter or the Bylaws or any Company Policies or (B) make any public statement (or knowingly encourage any Third Party to make a public statement) regarding an Extraordinary Transaction;

(vi) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company, other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;

(vii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than a group consisting solely of Barington Parties; provided, however, that an Affiliate of a Barington Party will only be permitted to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(viii) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the Barington Parties or (C) granting proxies in solicitations approved by the Board;

(ix) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Barington Parties ceasing to have a “net long position” in the Company;

(x) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xi) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or similar rights with respect to any Extraordinary Transaction in their respective capacities as stockholders of the Company, or (E) responding to or complying with validly issued legal process;

(xii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with, or knowingly encourage, assist, solicit, or seek to cause, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c);

(xiii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause) or seek a release of the restrictions contained herein (whether by legal action or otherwise), in each case publicly or in a manner which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(xiv) enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek or seek to cause any person to undertake any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c).

3. Advisor Agreement.

(a) Appointment. The Company hereby appoints Barington Companies Management, LLC as an advisor to the Company (the “Advisor”) during the Cooperation Period. During the Cooperation Period, the Advisor will provide advisory services to the Company from time to time with respect to the Company’s business, operations, strategic and financial matters, corporate governance, and the composition of the Board (the “Advisory Subject Matter”). During the Cooperation Period, the Principal shall, and shall cause any person who receives Confidential Information hereunder to, abide by any Company Policy applicable to directors of the Company.

(b) Meetings with the Company. During the Cooperation Period, the Company agrees to provide James A. Mitarotonda, acting in his capacity as the Chief Executive Officer of the Advisor and in no other capacity (the “Principal”), with the opportunity to attend meetings with representatives of the Company’s senior management as he may reasonably request, during which the Principal will be able to discuss and present the Principal’s views with respect to the Advisory Subject Matter, and at which representatives of the Company will be present, in each case, to be scheduled at a time that is commercially and reasonably practicable for such representatives to attend, as follows: (i) all meetings will be attended by at least one representative of the Company’s senior management; (ii) such meetings as the Principal may reasonably request will be attended by the Chief Executive Officer of the Company; and (iii) such meetings as the Principal may reasonably request will be attended by the Chairman of the Board (or the lead independent director if the Chairman of the Board is not an “independent director” pursuant to the listing standards of the New York Stock Exchange or any other national securities market on which the Common Stock may be listed from time to time).

(c) Meetings of the Board; Access to Board Information. During the Cooperation Period, the Company shall permit the Principal to (x) present the Principal’s views with respect to the Advisory Subject Matter at meetings of the Board as he may reasonably request by written notice to the Company (I) at least 30 days before any regularly scheduled meeting of the Board and (II) within five days of receiving the agenda for a special meeting of the Board, and to discuss such matters with the Board at such meetings, and (y) attend (but not vote at) all meetings of the Board (but not, for the avoidance of doubt, bona fide executive sessions thereof), for which purpose the Principal shall receive advance notice of, and the agenda for, such meetings at substantially the same time as members of the Board. The Company agrees that during the Cooperation Period, the Principal will, subject to Section 3(f), receive all materials prepared for consideration at any meeting, or for any action by written consent, of the Board held during the Cooperation Period (collectively, the “Board Materials”) as promptly as reasonably practicable following their distribution to the Board. Notwithstanding the foregoing, the Company will be entitled to withhold any portions of Board Materials or other information, or exclude the Principal from any portion of a Board meeting at which the Principal is otherwise entitled to attend pursuant to the first sentence of this Section 3(c), in each case, (i) as required by applicable law, rule, regulation or any Company Policy applicable to directors of the Company, (ii) as is reasonably determined by the Company on the advice of counsel to be necessary to protect the Company’s attorney-client or other legal and professional privileges, or (iii) as is reasonably determined by the Company to contain competitively sensitive information.

(d) Fees. The Company shall (i) pay the Advisor, at the end of each month, a fee of $20,000 during the Cooperation Period, payable either in cash or, to the extent commercially and reasonably practicable, in shares of Common Stock having a fair market value of $20,000 at the time of payment, and (ii) reimburse the reasonable, documented and out-of-pocket costs and expenses of the Principal to travel to any meetings with the Company pursuant to the terms of this Agreement.

(e) Acknowledgment of Federal Securities Laws. Each Barington Party acknowledges that it is aware, and will advise its respective Affiliates or Representatives who receive any Confidential Information pursuant to this Section 3, that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may trade securities on the basis of such information. During the Cooperation Period, the Company shall provide the Barington Parties with at least two business days’ advance written notice of each opening and expiration of each blackout period, and the Barington Parties shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy.

(f) Confidentiality. During the Cooperation Period and for a one-year period thereafter, except with the prior written consent of the Company or except as otherwise required by applicable law, rule or regulation, the Barington Parties shall and shall cause their respective Affiliates and Representatives to (i) hold in strict confidence and trust (A) all Board Materials and (B) all other non-public information relating to the Company or any of its subsidiaries or their respective assets or operations that is provided to the Barington Parties or any of their respective controlled Affiliates or Representatives, including at any meeting of the Board (the “Confidential Information”), (ii) not release or disclose in any manner whatsoever to any other person any Confidential Information, provided, however, that nothing herein shall limit the ability of the Principal to disclose such Confidential Information to the Barington Parties or any of their respective controlled Affiliates, employees or outside counsel to the extent that they need to have such Confidential Information to assist the Principal with the performance of the Advisor’s obligations set forth in this Section 3 and they have agreed to abide by the confidentiality and use restrictions set forth in this Agreement, and (iii) use the Confidential Information solely in connection with the Advisor’s appointment as the Advisor and the performance of its obligations set forth in this Section 3 and not for any other purpose; provided that (A) the foregoing provisions shall not apply where the Barington Parties are compelled to disclose Confidential Information by judicial or regulatory process or, in the reasonable opinion of its outside counsel, by other requirements of applicable law, rule or regulation (provided that, if legally permissible, upon learning that the disclosure of any such Confidential Information is sought in or by a court or governmental body of competent jurisdiction or through other means, prompt written notice is given to the Company to allow the Company to undertake (at the Company’s expense) appropriate action to prevent or limit the disclosure of, or to obtain a protective order for, such Confidential Information), and (B) the term “Confidential Information” shall not include information which (i) has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement with Barington Parties or any of their Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, (ii) was (based on contemporaneous documentary evidence) in the possession of the Barington Parties or one of its controlled Affiliates or employees prior to receipt hereunder, (iii) may hereafter be obtained by the Barington Parties or one of its Affiliates or any of its or their employees, officers, directors or representatives without obligation of confidentiality from a Third Party that to the knowledge of the Barington Parties after reasonable inquiry does not have a confidentiality obligation with respect to such Confidential Information, or (iv) was independently developed by the Barington Parties or one of its Affiliates or any of its or their employees, officers, directors or representatives without use of or reference to any Confidential Information. Following the termination of this Agreement, the Barington Parties and the Restricted Persons shall promptly (i) return to the Company or destroy all physical materials containing or consisting of Confidential Information and all hard copies thereof, and (ii) destroy all electronically stored Confidential Information, provided, that the Barington Parties shall be permitted to retain electronically stored Confidential Information to the extent necessary to comply with any applicable document retention requirements under any applicable law, rule or regulation or bona fide document retention policy, and shall not be required to delete any Confidential Information in electronic form that has been automatically archived or backed-up on its computer servers, provided that the Barington Parties shall be subject to the confidentiality obligations of this Section 3(f) so long as such Confidential Information is so retained. The Barington Parties shall be responsible for any breach by any Restricted Person of the obligations in this Section 3(f). Notwithstanding anything to the contrary in this Agreement, neither the Barington Parties, any Restricted Person nor members of any 13D “group” of which any of the foregoing persons are a member will file any press release, public statement, Schedule 13D, proxy statement, consent solicitation statement, registration statement, information statement or any amendment to any of the foregoing or other filing pursuant to applicable securities laws disclosing any Confidential Information.

(g) Consulting with Competitors. During the Cooperation Period, the Barington Parties shall cause the Principal to consult with the Company’s General Counsel prior to serving as a consultant, independent contractor, agent, employee, officer, director, partner, or advisor with any Person that is a competitor to the Company in any of its principal businesses and no Barington Party shall serve in any such role at a competitor during the Cooperation Period without the Company’s prior written consent.

(h) Termination of Advisor Agreement. From and after a period of five months from the Effective Date, the Advisor may, by providing written notice to the Company (the “Advisor Termination Notice”), terminate this Section 3, and upon receipt by the Company of the Advisor Termination Notice, all of the rights and obligations of the Advisor, the Principal, the Barington Parties, and the Company pursuant to this Section 3 (other than the Barington Parties’ confidentiality obligations pursuant to Section 3(f)), shall cease and be of no further force and effect.

4. Public Announcement. Not later than 5:00 p.m. Eastern Time on November 17, 2023, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). The Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Barington Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Barington Parties and their Representatives. Neither of the Company or any of its Affiliates nor the Barington Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release and continuing until the termination of this Agreement in accordance with Section 12 without the prior written consent of the other party.

5. Representations and Warranties of the Company. The Company represents and warrants to the Barington Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Barington Parties. Each Barington Party represents and warrants to the Company as follows: (a) such Barington Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Barington Party, constitutes a valid and binding obligation and agreement of such Barington Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Barington Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Barington Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Barington Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Barington Party is a party or by which it is bound; and (d) except as set forth on Schedule I to this Agreement, the Barington Parties do not beneficially own or have any economic exposure to any Voting Securities.

7. Definitions. For purposes of this Agreement:

(a) the term “Advisor Early Termination Date” means the date (if any) that is the later of (i) 30 days following the receipt of the Advisor Termination Notice and (ii) written certification of the Barington Parties’ compliance with the return and destruction obligations of Section 3(f).

(b) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Barington Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement;

(c) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(d) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(e) the term “Bylaws” means the Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified from time to time;

(f) the term “Charter” means the Articles of Amendment and Restatement of the Company, as amended, supplemented or otherwise modified from time to time;

(g) the term “Common Stock” means the Company’s Common Stock, par value $0.01 per share;

(h) the term “control” (including the terms “controlled” and “under common control”) means the possession, directly or indirectly, of the power to direct or cause the direction or the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(i) the term “Cooperation Period” means the period commencing on the Effective Date and ending 30 days prior to the notice deadline under the Bylaws for the submission of stockholder director nominations for the annual meeting of stockholders of the Company to be held in 2025;

(j) the term “Designated Person” means any transferee (whether a person or “group” (as defined under the Exchange Act) of persons) that the Barington Parties or any of their Affiliates know, after reasonable inquiry, that, after giving effect to the proposed Transfer, would beneficially own greater than five percent of the then-outstanding Voting Securities;

(k) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(l) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, divestiture or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets), or any amendment of the Company’s Charter or Bylaws;

(m) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(n) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(o) the term “SEC” means the U.S. Securities and Exchange Commission;

(p) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(q) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

8. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:

if to the Company:

Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, North Carolina 27105
Attention:	Tracy M. Preston
EVP, Chief Legal Officer, Corporate Secretary & Chief Compliance Officer
Email:	Tracy.Preston@hanes.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Daniel Wolf, P.C.
Shaun J. Mathew, P.C.
Evan Johnson
Email:	daniel.wolf@kirkland.com
shaun.mathew@kirkland.com
evan.johnson@kirkland.com

-and-

Jones Day
1221 Peachtree Street, N.E.
Suite 400
Atlanta, Georgia 30361
Attention:	Joel T. May, Esq.
Email:	jtmay@jonesday.com

if to the Barington Parties:

c/o Barington Capital Group, L.P.
888 Seventh Avenue, 6th Floor
New York, New York 10016
Attention:	James A. Mitarotonda
Email:	jmitarotonda@barington.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:	Peter G. Smith, Esq.
Email:	psmith@kramerlevin.com

At any time, any party hereto may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices hereunder.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Barington Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Barington Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH BARINGTON PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b) This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction.

(c) In the event any dispute arises out of or relates to this Agreement or the transactions contemplated hereby, the Company and each Barington Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland (the “Circuit Court”) (or, only if the Circuit Court declines to accept jurisdiction over a particular matter, the other state or federal courts located in the State of Maryland), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this

Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(d) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Affiliate Breaches. Each of the Barington Parties agrees to cause its and their Affiliates and Representatives to comply with the terms of this Agreement by any such Affiliate or Representative and shall be responsible for any breach of this Agreement by any such Affiliate or Representative. A breach of this Agreement by an Affiliate or Representative of any Barington Party, if such Affiliate or Representative is not a party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such Affiliate or Representative were a party hereto to the same extent as any of the Barington Parties.

11. Severability. If at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination. This Agreement will terminate upon the earlier of (x) the occurrence of the Advisor Early Termination Date and (y) the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 3(f) and 7 to 18 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

13. Counterparts. This Agreement may be executed in one or more counterparts, including via electronic signature (which shall, for the avoidance of doubt, include via DocuSign or similar platform), each of which will be deemed to be an original copy of this Agreement.

14. No Third-Party Beneficiaries; Successors and Assigns. This Agreement is solely for the benefit of the Company and the Barington Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each of the Company and the Barington Parties.

15. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Expenses. Within five business days of the receipt of appropriate documentation, the Company shall pay to Barington Capital Group, L.P. by certified check or wire transfer of immediately available funds to reimburse the Barington Parties for the reasonable, documented and out-of-pocket fees and expenses incurred in connection with its communication and meetings with representatives of the Board and the Company’s management, certain prospective stockholder matters, the negotiation and execution of this Agreement, and all of its other activities and matters related to the foregoing, including, but not limited to, the fees and disbursements of outside counsel, consultants and other advisors in an amount which shall not exceed $83,000 in the aggregate.

17. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Barington Parties.

18. Interpretation and Construction. The Company and each Barington Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Barington Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

BARINGTON CAPITAL GROUP, L.P.

By:	LNA Capital Corp., its general partner

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Chairman/CEO

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By:	Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES MANAGEMENT, LLC

By:	/s/ James A. Mitarotonda
Name: James A. Mitarotonda
Title: Chairman/CEO

James A. Mitarotonda

By:	/s/ James A. Mitarotonda

* * * *

[Signature Page to Cooperation Agreement]

HANESBRANDS INC.

By:	/s/ Stephen B. Bratspies
Name:	Stephen B. Bratspies
Title:	Chief Executive Officer

[Signature Page to Cooperation Agreement]

Schedule I

Beneficial Ownership and/or Economic Exposure of the Barington Parties

Barington Party	Beneficial Ownership and/or Economic Exposure (Number of Voting Securities)

Barington Companies Equity Partners, L.P.[1]	Beneficial Ownership: 2,102,400 Economic Exposure: 2,102,400

Barington Capital Group, L.P.[2]	Beneficial Ownership: 2,102,400 Economic Exposure: See Footnote 2

Barington Companies Management, LLC	Beneficial Ownership: 0 Economic Exposure: 0

James A. Mitarotonda[3]	Beneficial Ownership: 2,102,400 Economic Exposure: See Footnote 3

1	Beneficial ownership by, and economic exposure of, Barington Companies Equity Partners, L.P. includes 1,802,400 shares currently held and 300,000 shares subject to unexercised call options.

2

Beneficial ownership by Barington Capital Group, L.P. includes the 2,102,400 shares beneficially owned by Barington Companies Equity Partners, L.P., of which a majority-owned subsidiary of Barington Capital Group, L.P. is the general partner. Such beneficial ownership is disclaimed except to the extent of, and economic exposure is limited to, Barington Capital Group, L.P.’s pecuniary interest therein.

3

Beneficial ownership by Mr. Mitarotonda includes the 2,102,400 shares beneficially owned by Barington Capital Group, L.P., the general partner of which is a corporation of which Mr. Mitarotonda is the sole stockholder and director, and by Barington Companies Equity Partners, L.P., for which, in addition, Mr. Mitarotonda serves as managing member of the general partner. Such beneficial ownership is disclaimed except to the extent of, and Mr. Mitarotonda’s economic exposure is limited to, his pecuniary interest therein.